AGREEMENT made this 27th day of April,  1998, by and between CHINA FOOD

& BEVERAGE COMPANY, a Nevada corporation ("China"),  CALDER INVESTMENTS LIMITED,

a British  Virgin Islands  corporation  ("Calder") and LI, LIN HU, an individual

citizen  of  the  People'  Republic  of  China  ("Mr.  Li")   (collectively  the

"Sellers");

         WHEREAS,  the Sellers  are the owners of a certain  number of shares of

stock   representing  the  ownership  of  one  hundred  percent  (100%)  in  the percentages  set forth  beside  those names below of Victoria  Beverage  Company

Limited, an Isle of Man corporation (the "Victoria Stock"); and

         WHEREAS, the Sellers wish to sell to China and China wishes to purchase from Sellers' the Victoria  Stock on the terms and  conditions  set forth herein below;

         NOW, THEREFORE, in consideration of the premises and promises contained herein the signatory parties agree hereto as follows:

         1. The Sellers hereby and herewith sell to China the Victoria Stock and

China herewith and hereby purchases the Victoria Stock from the Sellers.

         2.  The  purchase  price  for the  Victoria  Stock  is and  shall  be a debenture issued by China in face amount of US$21,000,000  which debenture shall be for a term of five years  bearing  interest at eight  percent  (8%) per annum payable on the yearly anniversary of the issuance by China of the debenture (the

"Debenture"). The Debenture may be converted at any time during its term, at the option of China only, into shares of common stock of China at a conversion price of five dollars  ($5.00) per share.  China may cause such conversion at any time during the term that the shares of stock of China trade at the close of ten (10) consecutive business days at a high bid price of $5.00 per share. China agrees to  register  all  shares so  converted  pursuant  to  appropriate  registration statement as soon as practicable after such conversion.

         3. The  Sellers  represent  and warrant  that  Victoria is the owner of fifty five percent (55%) of Anhui Haodun Brewery Co., Ltd. ("the "Brewery"). The

Sellers  further  represent  and warrant  that the  Brewery has total  assets of

approximately   US$14,200,000   and  total  gross   liabilities   not  exceeding

US$8,700,000 and the total net shareholders equity is approximately US$5,500,000 and that the Brewery has, in the last twelve (12) months passed, had total gross revenues  of  approximately  US$15,500,000  and its  net  profit  therefrom  was approximately US$1,750,000.

         4. The Sellers  represent and warrant that they are authorized to enter into this  Agreement  and that they are the owners of the  Victoria  Stock,  the transference  of which pursuant to this Agreement is not violative of any law or governmental edict.

         5. China  represents  and warrants that it has full power to enter into this Agreement.

         6. All representations preceding herewith shall survive the Closing.

         7. This Agreement may be signed in one or more counterparts.

         IN WITNESS WHEREOF, the parties have set their hands and seal the first day, month and year above written.

                                       CHINA FOOD & BEVERAGE COMPANY


                                       By:    /s/ James Tilton
                                       ---------------------------------
                                                James Tilton, President


                                              /s/ Li, Lin Hu
                                       ---------------------------------
                                                LI, LIN HU           50%


                                       CALDER INVESTMENTS LIMITED -- 50%


                                       By:   /s/ Joanna Redmayne
                                       ---------------------------------
                                               Joanna Redmayne, Director